Offer to Exchange

Senior Secured Notes Due 2005
for any and all outstanding
11 5/8% Senior Subordinated Notes Due 2003
(CUSIP No. 967446AA3)
and
Solicitation of Consents for Amendments
to
the Indenture governing the 11 5/8% Senior Subordinated Notes Due 2003

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME ON WEDNESDAY, JANUARY 22, 2003, UNLESS EXTENDED, WHICH WE REFER TO AS THE EXPIRATION DATE. WITHDRAWAL RIGHTS FOR ACCEPTANCES OF THE EXCHANGE OFFER WILL EXPIRE AT THAT TIME, UNLESS THE EXPIRATION DATE IS EXTENDED. AS DESCRIBED BELOW, BY ACCEPTING THE EXCHANGE OFFER, YOU CONSENT TO THE PROPOSED AMENDMENTS TO THE INDENTURE GOVERNING OUR 11 5/8% SENIOR SUBORDINATED NOTES DUE 2003.

December 20, 2002

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

      Wickes Inc., a Delaware corporation (“Wickes” or the “Company”), is offering to exchange (the “Exchange Offer”), on the terms and subject to the conditions set forth in the Offering Memorandum and Solicitation of Consents dated December 20, 2002 (as it may be supplemented or amended from time to time, the “Offering Memorandum”) and the related Consent and Letter of Transmittal (as it may be supplemented or amended from time to time, the “Consent and Letter of Transmittal”), its newly issued Senior Secured Notes due 2005 (the “New Senior Secured Notes”) for any and all of the Company’s outstanding 11 5/8% Senior Subordinated Notes due 2003 (the “Existing Notes”), as indicated in the table below. Enclosed for your consideration are copies of the Offering Memorandum and Consent and Letter of Transmittal. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Offering Memorandum.

CUSIP Number	Security

967446AA3	11 5/8% Senior Subordinated Notes due 2003

      In conjunction with the Exchange Offer, Wickes is also hereby soliciting consents (the “Solicitation”) from holders of the Existing Notes (each, a “Holder” and, collectively, the “Holders”) to the proposed amendments described herein (the “Proposed Amendments”) of the Indenture dated as of October 15, 1993, between Wickes and HSBC Bank USA (formerly known as Marine Midland Bank), as trustee (the “Indenture”). The Proposed Amendments would eliminate or modify many of the covenants in the Indenture. The Proposed Amendments would permit the Company to, among other things, incur indebtedness, pay dividends on or repurchase its common stock, enter into asset sales and enter into mergers and sales of all or substantially all of its assets.

      If you elect to participate in the Exchange Offer, you will receive, for each $1,000 principal amount of Existing Notes tendered, $1,000 principal amount of New Senior Secured Notes. Participation in the Exchange Offer may only be in Existing Note denominations of $1,000 and integral multiples thereof. We will pay interest on the new senior secured notes monthly on the 15th day of each month, or if that day is not a business day, the first business day thereafter, to holders of record at the close of business on the first business day of the month immediately preceding each interest payment date. The new senior secured notes will bear 11 5/8% interest from the date of issuance through December 15, 2003 and at 18% per annum thereafter. Interest at 11 5/8% will be paid currently in cash and the balance will be paid currently in cash to the extent we have excess cash flow, as defined in the new indenture, and will accrue to the extent not paid in cash. The first interest payment will be on March 17, 2003 and consist of (i) the interest on your existing notes at the existing 11 5/8% coupon rate from the last interest payment date through the closing date of the exchange offer and (ii) the interest on your new senior secured notes at the coupon rate applicable to the new senior secured notes from the date immediately following the closing date of the exchange offer through the first interest payment date. Also, on the first interest payment date, we will prepay new senior secured notes at the then effective optional redemption price in the amount of $4.98 million.

      No broker, dealer, bank, trust company or fiduciary shall be deemed to be the agent of the Company, the Exchange Agent, the Dealer Manager or the Information Agent for purposes of the Exchange Offer. For all purposes noted in all materials related to the Exchange Offer, the term “solicit” shall be deemed to mean no more than “processing Existing Notes exchange” or “forwarding to customers materials relating to the Exchange Offer.”

      The Company will also, upon request, reimburse Soliciting Dealers for reasonable and customary handling and mailing expenses incurred by them in forwarding materials relating to the Exchange Offer to their customers.

      For your information and for forwarding to your clients for whom you hold Existing Notes registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Offering Memorandum.

2. A Consent and Letter of Transmittal for your use and for the information of your clients, together with Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup U.S. federal income tax withholding.

3. A Notice of Guaranteed Delivery to be used to accept the Exchange Offer if the Existing Notes and all other required documents cannot be delivered to the Exchange Agent by the Expiration Date. Notwithstanding any other provision hereof, exchange of the New Senior Secured Notes for any and all of the Existing Notes pursuant to the Exchange Offer will, in all cases, be made only after receipt by the Exchange Agent of the Existing Notes (or book-entry confirmation of the transfer of such Existing Notes into the Exchange Agent’s account at DTC) and a Consent and Letter of Transmittal (or facsimile thereof) with respect to such Existing Notes, properly completed and duly executed, with any required signature guarantees and any other documents required by the Consent and Letter of Transmittal, or a properly transmitted Agent’s Message. The procedures for guaranteed delivery set forth in the Offering Memorandum may not be used to exchange Existing Notes prior to the Expiration Date.

4. A printed form of letter which may be sent to your clients for whose accounts you hold Existing Notes registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer.

      DTC participants will be able to execute tenders and deliver Consents through the DTC Automated Tender Offer Program.

      WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE IN ORDER TO OBTAIN THEIR INSTRUCTIONS. AGAIN, PLEASE NOTE THAT THE EXCHANGE OFFER

AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME ON WEDNESDAY, JANUARY 22, 2003, UNLESS EXTENDED.

      Any inquiries you may have with respect to the Exchange Offer should be addressed to D.F. King & Co., Inc., the Information Agent at (800) 859-8508 (toll-free) or at the address set forth on the back cover of the Offering Memorandum. Additional copies of the enclosed materials may also be obtained from the Information Agent.

Very truly yours,

/s/ JAMES A. HOPWOOD

James A. Hopwood
Senior Vice President and Chief Financial Officer
Wickes Inc.
(847) 367-3400

      NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF WICKES, THE INFORMATION AGENT, THE EXCHANGE AGENT OR ANY OTHER PERSON, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE EXCHANGE OFFER, OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

      IMPORTANT: The Consent and Letter of Transmittal (or a facsimile thereof), together with Existing Notes and all other required documents or the Notice of Guaranteed Delivery, must be received by the Exchange Agent on or prior to the Expiration Date in order for Holders to participate in the Exchange Offer. The procedures for guaranteed delivery set forth in the Offering Memorandum may not be used to exchange Existing Notes prior to the Expiration Date.

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